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                                                                   EXHIBIT (15)




November 16, 2001

To Consumers Energy Company:

We are aware that Consumers Energy Company has incorporated by reference in this registration statement its Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, which include our reports dated April 27, 2001 and July 31, 2001, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.



Very truly yours,